Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 14, 2022, with respect to the consolidated financial statements of Adaptimmune Therapeutics plc, and the effectiveness of the internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Reading, United Kingdom

April 8, 2022